Exhibit 4.24

METALPHA TECHNOLOGY HOLDING LIMITED

2024 SHARE INCENTIVE PLAN

NOTICE OF RESTRICTED SHARE UNITS AWARD

Participant’s Name and Address: _____________________________

You have been granted the number of restricted share units (the “RSUs”) designated below, each evidencing the right to receive one (1) ordinary share, par value US$0.0001 per share, of the Company (the “Shares” and each a “Share”) upon vesting, subject to the terms and conditions of this Notice of RSUs Award (the “Notice”), the Metalpha Technology Holding Limited 2024 Share Incentive Plan, as amended from time to time (the “Plan”) and the RSU Award Agreement (the “Award Agreement”) attached hereto, as follows. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice and the Award Agreement.

Date of Award	06/ 30/ 2025

Vesting Commencement Date	07/ 01/ 2026

Total Number of RSUs	__________

Expiration Date	07/ 01/ 2039

Post-Termination Settlement Period

No post-termination settlement period if terminated for Cause.

If terminated for Disability or death, without Cause, due to voluntary termination or for reasons other than stated above, this period ends three (3) months after termination.

Vesting Schedule:

Subject to Participant’s continuous employment and other limitations set forth in this Notice, the Plan and the Award Agreement, the RSUs may be vested, in whole or in part, in accordance with the following schedule:

The RSUs shall vest with respect to 25% of the Shares subject hereto in four equal instalments on each anniversary of the Vesting Commencement Date and vesting in full on 1 July 2029.

During any authorized leave of absence, the vesting of the RSUs as provided in this schedule shall be suspended after the leave of absence exceeds a period of ninety (90) days. Vesting of the RSUs shall resume upon the Participant’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the RSUs shall be extended by the length of the suspension.

In the event of termination of the Participant’s continuous employment for Cause, the Participant’s right to settle the RSUs shall terminate concurrently with the termination of the Participant’s continuous employment, except as otherwise determined by the Committee.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Notice and agree that the RSUs are to be governed by the terms and conditions of this Notice, the Plan, and the Award Agreement.

METALPHA TECHNOLOGY HOLDING LIMITED

By:
Name:	Bingzhong Wang
Title:	Chief Executive Officer and Chairman of the Board of Directors

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE SHARES SUBJECT TO THE RSUs SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE PARTICIPANT’S CONTINUOUS EMPLOYMENT (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RSUs OR ACQUIRING SHARES HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AWARD AGREEMENT, OR THE PLAN SHALL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF PARTICIPANT’S CONTINUOUS EMPLOYMENT, NOR SHALL IT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE PARTICIPANT’S EMPLOYER TO TERMINATE PARTICIPANT’S CONTINUOUS EMPLOYMENT PURSUANT TO PARTICIPANT’S WRITTEN EMPLOYMENT AGREEMENT. THE PARTICIPANT ACKNOWLEDGES THAT UNLESS THE PARTICIPANT HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, PARTICIPANT’S STATUS IS AT WILL.

The Participant acknowledges receipt of a copy of the Plan and the Award Agreement, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Notice, the Plan, and the Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice, and fully understands all provisions of this Notice, the Plan and the Award Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated in this Notice pursuant to Section 13 of the Award Agreement.

Dated: 06/30/2025	Signed:
Participant Signature

Name:

METALPHA TECHNOLOGY HOLDING LIMITED

2024 SHARE INCENTIVE PLAN

RESTRICTED SHARE UNITS AWARD AGREEMENT

1. Grant of RSUs. Metalpha Technology Holding Limited (the “Company”), hereby grants to the Participant (the “Participant”) named in the Notice of RSUs Award (the “Notice”), the number of restricted share units (“RSUs”) designated in the Notice, each evidencing the right to receive one (1) Share set forth in the Notice, subject to the terms and provisions of the Notice, this RSU Award Agreement (the “Award Agreement”) and the Company’s 2024 Share Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Notice.

2. Vesting of RSUs.

(a) Right to Settle. The RSUs shall be vested during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Award Agreement. In no event shall the Company issue fractional Shares.

(b) Method of Settlement. The RSUs may be settled in whole or in part upon your completing the settlement procedures established by the Company, which may be amended from time to time.

(c) Taxes. No Shares will be delivered to the Participant or other person pursuant to the settlement of the RSUs until the Participant or other person has made arrangements acceptable to the Company for the satisfaction of applicable income tax and employment tax withholding obligations, including, without limitation, such other tax obligations of the Participant incident to the receipt of Shares. Upon settlement of the RSUs, the Company or the Participant’s employer may offset or withhold (from any amount owed by the Company or the Participant’s employer to the Participant) or collect from the Participant or other person an amount sufficient to satisfy such tax obligations and/or the employer’s withholding obligations.

3. Acceleration of RSUs Vesting Schedule Upon a Corporate Transaction. In the event of a Corporate Transaction, the RSUs shall become fully vested and be released from any repurchase or forfeiture rights (other than repurchase rights settable at Fair Market Value), immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by the RSUs.

4. Method of Payment. Payment of any applicable tax withholding shall be made by any of the following, any combination thereof or any such other method as the Board or Committee may permit in accordance with applicable law, in its sole discretion, at the election of the Participant; provided, however, that such settlement method does not then violate any applicable law or the applicable rules and regulations of the United States Securities and Exchange Commission or the applicable rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded (the “Applicable Rules”):

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon settlement of the RSUs) which have a Fair Market Value on the date of surrender or attestation (but only to the extent that such settlement of the RSUs would not result in an accounting compensation charge with respect to the Shares used to pay the applicable tax withholding).

5. Restrictions on Settlement. The RSUs may not be settled if the issuance of the Shares subject to the RSUs upon such settlement would constitute a violation of any applicable laws or Applicable Rules.

6. Termination of Continuous Employment. In the event the Participant’s continuous employment terminates, other than for Cause, Disability or death, the Participant may, within three months after the date of such termination (the “Termination Date”), settle the portion of the RSUs that were vested at the Termination Date. In the event of termination of the Participant’s continuous employment for Cause, the Participant’s right to settle the RSUs shall, except as otherwise determined by the Committee, terminate concurrently with the termination of the Participant’s continuous employment (also the “Termination Date”). In no event shall the RSUs be settled later than the Expiration Date set forth in the Notice. Except as provided in Sections 7 and 8 below, to the extent that the RSUs were unvested on the Termination Date, or if the Participant does not settle the vested portion of the RSUs within the three month period, the RSUs shall terminate.

7. Disability of the Participant. In the event the Participant’s continuous employment terminates as a result of his or her Disability, the Participant may, within three months after the date of such termination (the “Termination Date”), settle the portion of the RSUs that were vested at the Termination Date. To the extent that the RSUs were unsettled on the Termination Date, or if the Participant does not settle the vested portion of the RSUs within the time specified herein, the RSUs shall terminate.

8. Death of the Participant. In the event of the termination of the Participant’s continuous employment as a result of his or her death, the Participant’s estate, or a person who acquired the right to settle the RSUs by bequest or inheritance, may settle the portion of the RSUs that were vested at the date of termination, within three (3) months from the date of death (but in no event later than the Expiration Date). To the extent that the RSUs were unsettled on the date of death, or if the vested portion of the RSUs are not settled within the time specified herein, the RSUs shall terminate.

9. Transferability of RSUs. The RSUs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be settled, during the lifetime of the Participant, only by the Participant.

10. Term of RSUs. The RSUs may be settled no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein.

11. Entire Agreement; Governing Law. The Notice, the Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. Nothing in the Notice, the Plan and this Award Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan and this Award Agreement are to be construed in accordance with and governed by the laws of Cayman Islands and the Participant submits to the non-exclusive jurisdiction of the courts of Cayman Islands. Should any provision of the Notice, the Plan or this Award Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Headings. The captions used in the Notice and this Award Agreement are inserted for convenience and shall not be deemed a part of the RSUs for construction or interpretation.

13. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by email, registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

If to the Company:

Email: betty.zhang@metalpha.finance

Attn: Betty Zhang

Address: Suite 6703-04, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong, China

If to the Participant:

Email:

Attn:

Address:

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